EXHIBIT 10.63

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2003 between Global Med Technologies, Inc., a Colorado corporation (the “Employer”) and Miklos Csore (the “Employee”).

        WHEREAS, Employee is presently employed by Employer;

        WHEREAS, Employer desires to continue the employment of Employee and has negotiated with Employee with respect to the terms of such employment;

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and Employee hereby agree as follows:

ARTICLE I
TERM OF EMPLOYMENT

        1.1 Employment. The Employer agrees to continue to employ the Employee and the Employee agrees to continue to be employed by the Employer upon the terms and conditions hereinafter set forth.

        1.2 Term. The employment of the Employee by the Employer as provided herein shall commence November 1, 2003 and shall end November 1, 2008, unless otherwise superseded by section 4.1 or 4.4.3.

        1.3 Office and Support. Employee shall be provided an office and support staff, as appropriate, at Employer’s Wyndgate division in Sacramento, California.

ARTICLE II
DUTIES OF THE EMPLOYEE

        2.1 Duties. The Employee shall be employed with the title of Vice President of Research and Development, Wyndgate Technologies, with responsibilities and authority as are customarily performed by such an employee and as may from time to time be assigned to Employee by Employer’s President and Chief Operating Officer or CEO. Employee shall report directly to the President and COO of Wyndgate Technologies.

        2.2 Extent of Duties. Employee shall devote substantially his full business time, attention and energies to the business of the Employer.

        2.3 Disclosure of Information.

                 2.3.1 The Employee recognizes and acknowledges that the information, processes, developments, experimental work, work in progress, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to Employer’s business as they may exist from time to time are valuable, special and unique assets of Employer’s business. Therefore, Employee agrees that:

                         (i) Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Employer, any information, process, development or experimental work, work in process, business, customer lists, trade secret or any other secret or confidential matter relating to any aspect of the Employer’s business, except 1) as such disclosure or use may be required in connection with Employee’s work for the Employer and 2) where such information or items have become publicly known and made generally available through no wrongful act of employee.

                         (ii) Upon request or at the time of leaving the employ of the Employer, the Employee will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

                 2.3.2 In the event of a breach or threatened breach by the Employee of the provisions of this section 2.3, the Employer shall be entitled to an injunction (i) restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Employee deliver to Employer all information, documents, notes, memoranda and any and all discoveries or other material as described above upon Employee’s leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

        2.4 Non-Solicitation.

                 2.4.1 Non-Solicitation of Employees: During the period of employment and for a period of 12 months after the cessation of employment for any reason, whether with or without cause, it is agreed that the Employee shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the company to leave the company or work for anyone or entity in competition with the Employer. It is understood and agreed between the parties that this non-solicitation provision is necessary for the protection of trade secrets and other confidential information of the Employer.

                 2.4.2 Solicitation of Customers: During the period of employment and for a period of 12 months after the cessation of employment for any reason, whether with or without cause, it is understood that Employee shall not directly or indirectly, either alone or in concert with others, solicit, entice, or in any way divert any of the company’s customers (or potential customers with whom Employee has come in contact while employed by Employer) or suppliers to do business with any business entity in competition with the company. It is understood and agreed between the parties that this non-solicitation provision is necessary for the protection of trade secrets and other confidential information of the Employer.

ARTICLE III
COMPENSATION OF THE EMPLOYEE

        3.1 Compensation. As compensation for services rendered under this Agreement, the Employee shall receive a salary at the rate of $135,000 per annum to be paid in accordance with Employer’s normal practices. The salary provided in this subsection shall in no way be deemed exclusive and shall not prevent Employee from participating in any other compensation or benefit plan of Employer. Employee’s salary shall be reviewed on an annual basis and if Employee’s performance is deemed satisfactory, his salary may be increased at least in an amount equal to the cost of living increase for the prior year, providing that at least one other senior management’s salary (CEO or CFO) is increased by a similar cost of living raise. In addition, Employee shall be eligible for a performance increase.

        3.2 Incentive Compensation. Annually, within thirty days of annual audited financial statement filings each year while this employment agreement is in effect, solely at the option of the Employer, the Employee may be entitled to receive incentive compensation of up to 20% of Employee’s base salary of $135,000 per year. This incentive compensation shall be based on objectives, which shall be established by the parties by December 31 of each year for as long as the Employee continues his employment with the Company. The terms and conditions of the incentive compensation are to be determined solely by the CEO and the Board of Directors. The Employee shall give input into the objectives.

        3.3 Benefits. Employee shall be entitled to participate in all of Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation provided for in Section 3.1. Employer shall pay premiums for health insurance covering Employee.

        3.4 Stock Options. Upon execution of this agreement, Employee will receive 350,000 incentive stock options to purchase an aggregate of 350,000 shares of Employer’s common stock. The options shall become exercisable at the rate of 20% each year upon Employee’s completion of each year of employment with Employer beginning May 29, 2002.

        If Employer: (i) sells substantially all of its assets, or (ii) merges or consolidates with another entity or otherwise reorganizes (except for eBankerUSA.com, Inc. transferring these shares/options to another entity), or (iii) terminates Employee for any reason other than malfeasance prior to Employee’s contract expiration, then the entire 350,000 in options granted to Employee shall become immediately 100% vested and immediately exercisable on the date preceding the effective date of such sale, merger, consolidation or other reorganization; provided, however, that Employer and Employee acknowledge that a secondary public offering or private placement or other such financing of Employer’s securities is specifically excluded from this accelerated vesting provision.

        Notwithstanding any other provision in this Agreement, regardless of the vesting Employee must be employed by Employer at the time of exercise in order to exercise such options. However, all of the stock options that are fully vested at the time the Employee or the Employer terminates the Employee’s employment, for any reason, shall be able to be exercised by the employee within 90 days, provided, however, that the Employee’s termination is not for cause. Employee shall also be entitled to receive additional stock options as additional compensation on Employee’s annual reviews based solely on the discretion of the Board of Directors.

        3.5 Expenses. Employee shall be entitled to prompt reimbursement, upon production of original receipts, for all reasonable expenses incurred by Employee in the performance of his duties hereunder. Employer shall advance reasonable estimates of such expenses upon request of the Employee.

ARTICLE IV
TERMINATION OF EMPLOYMENT

        4.1 Termination. The Employee’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                 4.1.1 By Employee. Upon the occurrence of any of the following events this Agreement may be terminated by the Employee by written notice to Employer:

                         (i) the sale by Employer of substantially all of its assets;

                         (ii) a decision by Employer to terminate its business and liquidate its assets;

                         (iii) the merger or consolidation of Employer with another entity or an agreement to such a merger or consolidation or any other type of reorganization;

                         (iv) Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material party of its assets;

                         (v) there are material reductions in Employee’s duties and responsibilities without his written consent or a demotion from his current position.

                         (vi) termination by the Company of Employee’s employment with the Company for any reason other than cause (as defined in Section 4.14 below);

                         (vii) a five percent reduction in Employee’s base compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of salaries; or

                          (viii) a material reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to others in the Company generally).

                 4.1.2 Death. This Agreement shall terminate upon the death of Employee.

                 4.1.3 Disability. The Employer may terminate this Agreement upon the permanent or temporary disability of the Employee. Employee shall be considered disabled (whether permanent or temporary) if: (1) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Employee; or (2) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform substantially all of his duties for 30 consecutive days for Employer that he performed prior to such incapacitation.

                 4.1.4 Cause. The Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, the Employer shall have “Cause” to terminate the Employee’s employment hereunder upon the following: (1) habitual neglect of duties or (2) willful breach of duties. The Employer will provide notice of these and allow Employee 15 days time to cure.

        4.2 Notice of Termination. Any termination of the Employee’s employment by the Employer or by the Employee (other than termination pursuant to subsection 4.1.2 above) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

        4.3 Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; and (ii) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is received by Employer or Employee.

        4.4 Payment of Salary/Severance Pay Following Termination.

                 4.4.1 In the event of temporary or permanent disability of the Employee as described in subsection 4.1.3 hereof, Employee shall be entitled to receive all compensation and benefits payable up to the Date of Termination notwithstanding his temporary or permanent disability during the 30 day period preceding the Date of Termination; any such payment, however, shall be reduced by disability insurance benefits, if any, paid to Employee under policies (other than group policies) for which Employer pays all premiums and Employee is the beneficiary.

                 4.4.2 Following the termination of this Agreement by the Employer for Cause as provided in subsection 4.1.4 hereof, the Employee shall be entitled only to compensation through the Date of Termination.

                 4.4.3 Following the termination of this Agreement by the Employer for any reason other than Cause, Death, or the temporary or permanent disability of Employee, the Employee shall be entitled to compensation and benefits for twelve months following the date of termination or the remainder of the contract, whichever is less.

        4.5 Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Employee may be entitled, either at law, equity, or under this Agreement.

ARTICLE V
INDEMNIFICATION

        5.1 Indemnification. To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Employee harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Employee, or other agents in connection with and within the scope of this Agreement. To the fullest extent permitted by applicable law, Employer shall advance to Employee expenses of defending any such action, claim or proceeding. However, Employer shall not indemnify Employee or defend Employee against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Employee to include punitive damage claims against the Employee. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions, which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE VI
GENERAL PROVISIONS

        6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        6.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Sacramento, California, in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall be responsible to pay the fees of the arbitrator he or she selects, and the fees of the third arbitrator shall be borne equally by the parties. It is agreed and understood that this arbitration clause means that each party waives their right to a jury or bench trial over the controversies or claims mentioned in this paragraph. It is further understood and agreed that the term “controversy or claim” as used in this paragraph means any controversy or claim, including breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims, harassment claims, claims of fraud, retaliation, whistleblowing, claims of violations of the Americans With Disabilities Act, Older Workers Protection Act, and any and all other state and federal laws under which a claim can be brought by the employee or employer. This provision shall not restrict the right of either the employee or the employer to seek injunctive relief from a court of competent jurisdiction.

        6.3 Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer.

        6.4 Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Employee. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

        6.5 Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Miklos Csore 4925 Robert J. Mathews Parkway Suite 100 El Dorado Hills, California 95762

If to Employer:	Global Med Technologies, Inc. 12600 W. Colfax Avenue, Suite C-420 Lakewood, Colorado 80215 Attn.: Michael I. Ruxin, Chairman and CEO

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.6 Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

        6.7 Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

        6.8 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Employer or Employee of any obligation accruing or arising prior to such termination.

        6.9 Amendments. This Agreement may be amended only by written agreement of both Employer and Employee.

        6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        6.11 Fees and Costs. If any action at law or in equity (in civil court or in arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

        6.12 Legal Review. The parties agree that the employee was provided the opportunity to review this agreement with legal counsel.

“EMPLOYER” GLOBAL MED TECHNOLOGIES, INC. By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D., Chairman and CEO APPROVED By: /s/ Fai H. Chan Fai H. Chan, Director “EMPLOYEE” /s/ Miklos Csore Miklos Csore

Schedule 2.1
Duties of Employee

Employee shall be responsible for the research and development and other projects and responsibilities at Wyndgate Technologies under the direction of the COO. Employee will report to the President and COO of Global Med Technologies, Inc.

Schedule 3.3
Benefits

        Employer shall pay 100% of the cost of health insurance under Employer’s health plan for Employee. Employee also will be entitled to all paid holidays as customarily are extended to executive employees.

        Employee will accrue vacation time at the rate of 13.33 hours per month.